EXHIBIT 10.1

Tenant: Marinus Pharmaceuticals, Inc. Current Premises: 170 Radnor Chester Rd., Suite 250 New Premises: Five Radnor Corporate Center, Suite 500

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“Amendment”) is made and entered into as of December 7, 2018, by and among RADNOR PROPERTIES-SDC, L.P., a Delaware limited partnership (“Current Landlord”), RADNOR CENTER ASSOCIATES, a Pennsylvania limited partnership (“New Landlord”), and MARINUS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

A.                                    Current Landlord, as successor-in-interest to New Landlord, and Tenant are parties to a Lease (“Original Lease”) dated as of October 14, 2014, as amended by a First Amendment to Lease (“First Amendment”) dated December 28, 2015 (the Original Lease as amended by the First Amendment is referred to herein as the “Current Lease”), for the premises (“Current Premises”) deemed to contain 8,522 rentable square feet presently known as Suite 250 in the Building located at 170 Radnor Chester Road, Radnor, Pennsylvania 19087. The Current Lease as amended by this Amendment is referred to herein as the “Lease”.

B.                                    Tenant desires to lease from New Landlord, and New Landlord desires to lease to Tenant, certain other premises in the building (“New Building”) known as Five Radnor Corporate Center located at 100 Matsonford Road Radnor, Pennsylvania 19087, presently known as Suite 500 and shown on the location plan attached hereto as Exhibit A, which the parties stipulate and agree consist of approximately 22,487 rentable square feet (“New Premises”).

C.                                    Current Landlord, New Landlord, and Tenant wish to amend the Current Lease to relocate the Premises from the Current Premises to the New Premises and extend the Term upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Current Landlord, New Landlord, and Tenant hereby agree as follows:

1.                                      Incorporation of Recitals; Definitions. The recitals set forth above are hereby incorporated herein by reference as if set forth in full in the body of this Amendment. Capitalized terms used but not otherwise defined in this Amendment have the respective meanings given to them in the Current Lease.

2.                                      Assignment and Assumption of Current Lease. Current Landlord hereby assigns all of its right, title, and interest in and to the Current Lease to New Landlord from and after the New Premises Commencement Date, and Current Landlord covenants and agrees to indemnify New Landlord from and against any and all liabilities, costs, and obligations that result from Current Landlord’s breach of any of the terms, conditions, or obligations under the Lease prior to the New Premises Commencement Date. New Landlord hereby assumes and agrees to perform all of the covenants, conditions, and obligations of Current Landlord set forth in the Lease from and after the New Premises Commencement Date, and to indemnify Current Landlord from and against any and all liabilities, costs, and obligations that result from New Landlord’s breach of any of the terms, conditions, or obligations under the Lease from and after the New Premises Commencement Date. “Landlord” means Current Landlord with respect to the Current Premises, and means New Landlord with respect to the New Premises.

3.                                      New Premises.

(a)         The Term for the New Premises commences on the date (“New Premises Commencement Date”) that is the earlier of: (i) when Tenant, with Landlord’s prior consent, assumes possession of the New Premises for its Permitted Uses; or (ii) Substantial Completion (as defined in Exhibit C).

(b)         By the Confirmation of Lease Term substantially in the form of Exhibit B attached hereto (“COLT”), New Landlord will notify Tenant of the New Premises Commencement Date, rentable square footage of the New Premises, and all other matters stated therein. The COLT will be conclusive and binding on Tenant as to all matters set forth therein unless, within 10 days following delivery of the COLT to Tenant, Tenant contests any of the matters contained therein by notifying New Landlord in writing of Tenant’s objections.

(c)          Effective on the New Premises Commencement Date: (i) the “Premises” means the New

Premises; (ii) “Tenant’s Share” means the rentable area of the New Premises divided by the rentable area of the New Building on the date of calculation, which on the New Premises Commencement Date is stipulated to be 13.67%; (iii) the rentable area of the Premises is deemed to be 22,487 square feet; (iv) the “Building” means the New Building; (v) the rentable area of the New Building is deemed to be approximately 164,505 square feet; and (vi) the “Project” is the land on which the New Building is located, together with the New Building and all other improvements thereon.

4.                                      Term.

(a)         The Term for the Current Premises is hereby terminated on the day (“Current Premises Surrender Date”) that is immediately prior to the New Premises Commencement Date. By no later than the Current Premises Surrender Date, Tenant must vacate and surrender the Current Premises to Current Landlord in the same manner and with the same effect as if that date had been originally fixed in the Current Lease as the expiration date therefor. If Tenant fails to do so, an Event of Default will have occurred, Tenant will be deemed a tenant at sufferance with respect to the Current Premises, and Landlord’s remedies will be as specified in the Current Lease and otherwise available at law and in equity, including under Section 19 of the Original Lease.

(b)         The Term for the New Premises is hereby extended through 11:59 p.m. on: (i) if the New Premises Commencement Date is the first day of a calendar month, the day immediately prior to the 78-month anniversary of the New Premises Commencement Date; or (ii) if the New Premises Commencement Date is not the first day of a calendar month, the last day of the calendar month containing the 78-month anniversary of the New Premises Commencement Date.

5.                                      Fixed Rent.

(a)         Effective on the New Premises Commencement Date, Tenant covenants and agrees to pay to New Landlord, without notice, demand, setoff, deduction, or counterclaim, Fixed Rent with respect to the New Premises during the Term as follows, payable in the monthly installments set forth below and otherwise in accordance with the terms of the Lease:

Time Period	Annual Fixed Rent Per Rentable Square Foot of New Premises	Annualized Fixed Rent	Monthly Fixed Rent
Fixed Rent Abatement Period	$0.00	$0.00	$0.00
New Premises Rent Period 1	$34.00	$764,558.00	$63,713.17
New Premises Rent Period 2	$34.68	$779,849.16	$64,987.43
New Premises Rent Period 3	$35.37	$795,365.19	$66,280.43
New Premises Rent Period 4	$36.08	$811,330.96	$67,610.91
New Premises Rent Period 5	$36.80	$827,521.60	$68,960.13
New Premises Rent Period 6	$37.54	$844,161.98	$70,346.83
New Premises Rent Period 7 — Expiration Date	$38.29	$861,027.23	$71,752.27

“Fixed Rent Abatement Period” means the period that begins on the New Premises Commencement Date and ends on the day immediately prior to the 6-month anniversary of the New Premises Commencement Date. “New Premises Rent Period” means, with respect to the first New Premises Rent Period, the period that begins on the day after the end of the Fixed Rent Abatement Period, and ends on the last day of the calendar month preceding the month in which the first anniversary of the New Premises Commencement Date occurs; thereafter each succeeding New Premises Rent Period shall commence on the day following the end of the preceding New Premises Rent Period, and shall extend for 12 consecutive months. “Expiration Date” means the last day of the Term as extended pursuant to Section 4(b) above, or such earlier date of termination of the Lease pursuant to the terms hereof. During the Fixed Rent Abatement Period, no Fixed Rent is due or payable, but Tenant shall pay to Landlord with respect to the New Premises utilities as set forth in the Lease without regard to the Base Year. Notwithstanding the foregoing, if at any time during the Term an Event of Default occurs, which is not cured within 30 days from notice of such Event of Default, then the abatement of Fixed Rent provided above immediately becomes void, and the monthly Fixed Rent for the New Premises during the Fixed Rent Abatement Period equals $63,713.17.

(b)         All Rent payments must be made by electronic funds transfer as follows (or as otherwise directed in writing by Landlord to Tenant from time to time): (i) ACH debit of funds, provided Tenant first completes Landlord’s then-current forms authorizing Landlord to automatically debit Tenant’s bank account; or (ii) ACH credit of immediately available funds to an account designated by Landlord. “ACH” means Automated Clearing House network or similar system designated by Landlord. All Rent payments must include the Building number and the Lease number, which numbers will be provided to Tenant. “Rent” means Fixed Rent and Additional Rent. “Additional Rent” means all rents, costs, and expenses other than Fixed Rent that Tenant is obligated to pay Landlord pursuant to the Lease.

6.                                      Condition of Premises. Except as set forth otherwise on Exhibit C attached hereto, Tenant acknowledges and agrees that neither Current Landlord nor New Landlord has any obligation under the Lease to make any improvements to or perform any work in the New Premises, or provide any improvement allowance, and Tenant accepts the New Premises in their current “AS IS” condition. Neither Current Landlord, New Landlord, nor anyone acting on either’s behalf, has made any representation, warranty, estimation, or promise of any kind or nature whatsoever relating to the physical condition or suitability, including without limitation, the fitness for Tenant’s intended use, of the New Premises.

7.                                      Operating Expenses. Effective on the New Premises Commencement Date, the “Base Year” means calendar year 2019.

8.                                      Extension Option.

(a)                                 Provided: (i) no Event of Default exists nor any condition that, with notice and/or the passage of time, would constitute an Event of Default; (ii) the Lease is in full force and effect; (iii) Tenant is the originally named Tenant; and (iv) Tenant is then occupying 100% of the New Premises for the conduct of Tenant’s business, Tenant shall have the right to extend the Term (“Extension Option”) for 60 months beyond the end of the Term as extended by this Amendment (“Extension Term”) by delivering Tenant’s written extension election notice to Landlord no later than the Extension Deadline, with time being of the essence. The “Extension Deadline” means the date that is 12 months prior to the expiration of the Term as extended by this Amendment. The terms and conditions of the Lease during the Extension Term shall remain unchanged except Tenant shall only be entitled to the 1 Extension Term provided above, the annual Fixed Rent for the Extension Term shall be the Extension Rent (as defined below), but no less than the Fixed Rent payable for the year immediately preceding the commencement of the Extension Term, the Expiration Date shall be the last day of the Extension Term (or such earlier date of termination of the Lease pursuant to the terms hereof), and, except to the extent reflected in the Extension Rent, Landlord shall have no obligation to perform any tenant improvements to the New Premises or provide any tenant improvement allowance to Tenant. Upon Tenant’s delivery of its written extension election notice, Tenant may not thereafter revoke its exercise of the Extension Option. Notwithstanding anything to the contrary in the Lease, Tenant shall have no right to extend the Term other than or beyond the 1, 60-month Extension Term described in this paragraph.

(b)                                 “Extension Rent” means the fair market extension term base rent for space comparable to the New Premises in comparable buildings in the market in which the Project is located. In determining the Extension Rent, Landlord, Tenant and any broker shall take into account all relevant factors including, without limitation, prevailing market allowances and concessions for renewing tenants, space measurement methods and loss factors, the lease term, the size of the space, the location of the building(s), parking charges, the amenities offered at the building(s), the age of the building(s), and whether Project Expenses and other pass-through expenses are on a triple net, base year, expense stop or other basis. In lieu of directly providing any prevailing market allowances and/or concessions, Landlord may elect to reduce the Extension Rent by the economic equivalent thereof to reflect the fact that such allowances and concessions were not provided directly to Tenant. During the Extension Term, Tenant shall not be entitled to any tenant improvement allowances, free rent periods or other economic concessions (if any) that Tenant was entitled to during the prior Term, except to the extent such items are indirectly incorporated into the Extension Rent as set forth in this Section. When the Extension Rent is being determined for the first year of the Extension Term, the Extension Rent for the second and all subsequent years of the Extension Term shall also be determined in accordance with the same procedures as are set forth herein and based upon the then prevailing annual rent escalation factor in the applicable leasing market.

(c)                                  If Tenant timely exercises the Extension Option and Landlord and Tenant do not agree upon the Extension Rent in writing by the date that is the later of 20 days after Landlord’s receipt of Tenant’s extension notice or 3 months prior to the Extension Deadline, then within 15 days after either party notifies the other in writing that such notifying party desires to determine the Extension Rent in accordance with the procedures set forth in this Section, Landlord and Tenant shall each deliver to the other party a written statement of such delivering party’s determination of the Extension Rent, together with such supporting documentation as the delivering party desires to deliver. Within 10 days after such 15-day period, Landlord and Tenant shall appoint a real estate broker having a minimum of 10 years’ experience in the market in which the Project is located who shall select either Landlord’s determination or Tenant’s determination, whichever the broker finds more accurately reflects the Extension Rent. The broker shall be instructed to notify Landlord and Tenant of such selection within 10 days after such broker’s appointment. The broker shall have no power or authority to select any Extension Rent other than the Extension Rent submitted by Landlord or Tenant nor shall the broker have any power or authority to modify any of the provisions of the Lease, and the decision of the broker shall be final and binding upon Landlord and Tenant. If Landlord and Tenant do not timely agree in writing upon the appointment of the broker, Landlord shall submit to Tenant the names of 3 qualified brokers with a minimum of 10 years’ experience in the market in which the Project is located, and Tenant shall have 10 days after receiving such names to notify Landlord of which of the 3 brokers Tenant selects to determine the Extension Rent. If Tenant fails to timely notify Landlord of Tenant’s selection, Landlord shall have the right to unilaterally appoint the broker. The fee and expenses of the broker shall be shared equally by Landlord and Tenant.

(d)                                 Upon Tenant’s timely and proper exercise of the Extension Option pursuant to the terms above and satisfaction of the above conditions: (i) the “Term” shall include the Extension Term, subject only to the determination of Extension Rent; and (ii) upon Landlord’s request, Tenant shall execute prior to the expiration of the then-expiring Term, an appropriate amendment to the Lease, in form and content reasonably satisfactory to both Landlord and Tenant, memorializing the extension of the Term for the ensuing Extension Term (provided Tenant’s failure to execute such amendment shall not negate the effectiveness of Tenant’s exercise of the Extension Option).

9.                                      Right of First Offer.

(a)                                 Provided: (i) no Event of Default exists or any condition which with notice and/or the passage of time would constitute an Event of Default; (ii) the Lease is in full force and effect; (iii) Tenant is the originally named Tenant; and (iv) Tenant is then occupying at least 100% of the New Premises for the conduct of Tenant’s business, then following receipt of Tenant’s written request at any time after the New Premises Commencement Date, Landlord shall notify Tenant in writing (“Landlord’s ROFO Notice”) when any rentable space on the 5th floor of the New Building (“Potential ROFO Space”) becomes available for lease (as defined below) from Landlord or Landlord reasonably anticipates that such space will become available for lease from Landlord prior to the last 36 months of the Term. Landlord’s ROFO Notice shall identify the portion of the Potential ROFO Space that is available to lease (such identified space, “ROFO Space”), and include the anticipated availability date and basic economic terms for the lease of the ROFO Space and, subject to the terms and provisions of this Section, Tenant shall have the one-time right (“ROFO”) to lease all (but not less than all) of the ROFO Space by delivering Tenant’s written notice of such election to Landlord (“Tenant’s ROFO Notice”) within 10 days after Tenant’s receipt of Landlord’s ROFO Notice.

(b)                                 Upon Tenant’s delivery of Tenant’s ROFO Notice, Tenant may not thereafter revoke Tenant’s exercise of the ROFO. If an Event of Default exists at any time after Landlord receives Tenant’s ROFO Notice but before the first day that Tenant commences to lease the ROFO Space, Landlord, at Landlord’s option, shall have the right to nullify Tenant’s exercise of the ROFO with respect to the ROFO Space. If Tenant notifies Landlord that Tenant elects not to lease the ROFO Space or if Tenant fails to timely deliver Tenant’s ROFO Notice to Landlord with respect thereto, then Landlord shall have the right to enter into a lease agreement(s) for the ROFO Space under one or more leases containing such terms as Landlord deems acceptable in Landlord’s sole discretion, and the ROFO shall be void and have no further force or effect with respect to such space; provided, however, the ROFO shall survive with respect to the balance of the Potential ROFO Space such that following receipt of a subsequent written request from Tenant, Landlord shall send a Landlord’s ROFO Notice when Potential ROFO Space becomes available for lease or Landlord reasonably anticipates that such space will become available for lease from Landlord prior to the last 36 months of the Initial Term.

(c)                                  The ROFO shall be subject, subordinate, and in all respects inferior to the rights of any third-party tenant leasing space at the New Building as of the date of this Amendment. Landlord may at any time choose to use any space that is or about to become vacant within the Building for marketing or property management purposes, or as a Building amenity or Common Area such as a fitness center or conference area, or to lease such space to an existing tenant of Landlord in connection with the relocation of such tenant, without in any such case notifying or offering such space to Tenant or giving rise to any right of Tenant hereunder. Space is “available to lease” if and when: (i) the lease for any tenant of all or a portion of the space expires or is otherwise terminated, provided space shall not be deemed to be or become available if the space is assigned or subleased by the tenant of the space, or relet by the tenant or subtenant of the space by renewal, extension, or new lease; and (ii) to the extent that all or a portion of the ROFO Space is available for lease from Landlord as of the date of this Amendment, Landlord has entered into a lease with a third-party tenant for such currently available ROFO Space after the date of this Amendment and the term of that lease has expired (including, without limitation, the expiration of any lease term extension period(s), regardless of whether the extension right or agreement is contained in such lease or is agreed to at any time by Landlord and the tenant under such lease or otherwise) or been terminated.

(d)                                 Except to the extent expressly set forth in Landlord’s ROFO Notice to the contrary, if Tenant elects to lease the ROFO Space, such space shall become subject to the Lease upon the same terms and conditions as are then applicable to the Premises, except that Tenant shall take the ROFO Space in “AS IS” condition and Landlord shall have no obligation to make any improvements or alterations to the ROFO Space, and the term of Tenant’s lease of the ROFO Space shall be the term specified in Landlord’s ROFO Notice. Landlord shall determine the exact location of any demising walls (if any) for the ROFO Space. Tenant shall not (except as set forth in the immediately following sentence regarding receipt of a ROFO Notice on or prior to the 24-month anniversary of the New Premises Commencement Date) be entitled to any tenant improvement allowances, free rent periods, or other special concessions granted to Tenant with respect to the New Premises. Notwithstanding the foregoing, if Landlord receives Tenant’s ROFO Notice on or prior to the 24-month anniversary of the New Premises Commencement Date, then the ROFO Space shall be leased under all of the same terms and conditions as set forth in the Lease, including at the same Fixed Rent per rentable square foot as for the then-current Premises, but with pro rata concessions, and coterminous. Upon Tenant’s leasing of the ROFO Space, the “Premises” shall include the ROFO Space and, except as otherwise set forth in this Section, all computations made under the Lease based upon or affected by the rentable area of the Premises shall be recomputed to include the ROFO Space.

(e)                                  If Tenant timely exercises its right to lease the ROFO Space: (i) Tenant’s lease of the ROFO Space shall commence upon the later of: (A) the date of availability specified in Landlord’s ROFO Notice; or (B) the date Landlord tenders possession of the ROFO Space in vacant condition; (ii) the ROFO shall thereafter be null and void; and (iii) upon Landlord’s request, Tenant shall execute an appropriate new lease or amendment, in form and content reasonably satisfactory to both Landlord and Tenant, memorializing the expansion of the Premises as set forth in this Section (provided Tenant’s failure to execute such lease or amendment shall not negate the effectiveness of Tenant’s exercise of the ROFO).

10.                               Reserved Parking. Provided there is no Event of Default and Tenant is occupying 100% of the original Premises, Tenant may, upon prior written notice to Landlord within 12 months after the New Premises Commencement Date, designate up to 5 of its allocated parking spaces as reserved parking spaces in a location(s) agreed by Landlord and Tenant; provided, however, Landlord shall have no obligation to monitor or patrol such reserved parking spaces, and Tenant shall pay Landlord for any reasonable costs for the reserved parking signage within 15 days after receipt of an invoice therefor. Landlord shall have the option of relocating the reserved parking spaces from time to time by delivery of written notice to Tenant provided the relocated parking spaces are substantially as accessible to the Premises as the originally granted spaces.

11.                               Brokers. Current Landlord, New Landlord, and Tenant each represents and warrants to the other that such representing party has had no dealings, negotiations, or consultations with respect to the New Premises or this transaction with any broker or finder other than an affiliate of New Landlord. Each party must indemnify, defend, and hold harmless the other from and against any and all liability, cost, and expense (including reasonable attorneys’ fees and court costs), arising out of or from or related to its misrepresentation or breach of warranty under this Section. This Section will survive the expiration or earlier termination of the Term.

12.                               Notices. The current addresses for notices to each party under the Lease are set forth below:

Tenant:	Until the New Premises Commencement Date: Marinus Pharmaceuticals, Inc.

Attn: Edward F. Smith, CFO

170 Radnor Chester Rd., Suite 250

Radnor, PA 19087

From and after the New Premises Commencement Date:

Marinus Pharmaceuticals, Inc.

Attn: Edward F. Smith, CFO

100 Matsonford Rd., Suite 500

Radnor, PA 19087

Landlord:

c/o Brandywine Realty Trust
Attn: Jeff DeVuono, Executive Vice President & Senior Managing Director, RE: Building #595
FMC Tower at Cira Centre South
2929 Walnut St., Suite 1700
Philadelphia, PA 19104
Phone No. 610-325-5600
Email: jeff.devuono@bdnreit.com

With a copy to: Email: Legal.Notices@bdnreit.com

Notwithstanding anything to the contrary in the Lease, billing statements and the like may be sent by regular mail or electronic means (such as email) to Tenant’s billing contact without copies.

Tenant’s billing contact: Marinus Pharmaceuticals, Inc. Attn: Accounting Phone: 484.801-4670 Email: accounting@marinuspharma.com

13.                               Effect of Amendment; Ratification. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Amendment, the Current Lease has not been modified, amended, canceled, terminated, released, superseded, or otherwise rendered of no force or effect. The Current Lease is hereby ratified and confirmed by the parties hereto, and every provision, covenant, condition, obligation, right, term, and power contained in and under the Current Lease continues in full force and effect, affected by this Amendment only to the extent of the amendments and modifications set forth herein. In the event of any conflict between the terms and conditions of this Amendment and those of the Current Lease, the terms and conditions of this Amendment control. To the extent permitted by applicable law, Landlord and Tenant hereby waive trial by jury in any action, proceeding, or counterclaim brought by either against the other on any matter arising out of or in any way connected with the Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Building, any claim or injury or damage, or any emergency or other statutory remedy with respect thereto. Tenant specifically acknowledges and agrees that the confession of judgment paragraphs of the First Amendment are hereby restated in full below:

In addition to, and not in lieu of any of the foregoing rights granted to Landlord:

WHEN THIS LEASE OR TENANT’S RIGHT OF POSSESSION SHALL BE TERMINATED BY COVENANT OR CONDITION BROKEN, OR FOR ANY OTHER REASON, EITHER DURING THE TERM OF THIS LEASE OR ANY RENEWAL OR EXTENSION THEREOF, AND ALSO WHEN AND AS SOON AS THE TERM HEREBY CREATED OR ANY EXTENSION THEREOF SHALL HAVE EXPIRED, IT SHALL BE LAWFUL FOR ANY ATTORNEY AS ATTORNEY FOR TENANT TO FILE AN AGREEMENT FOR ENTERING IN ANY COMPETENT COURT AN ACTION TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF EXECUTION OR OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OF PROCEEDINGS, WHATSOEVER, AND PROVIDED THAT IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED THE SAME SHALL BE DETERMINED AND THE POSSESSION OF THE PREMISES HEREBY DEMISED REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT OR DEFAULTS, OR UPON THE TERMINATION OF THIS LEASE

AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE ACTION OR ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE SAID PREMISES.

In any action to confess judgment in ejectment, Landlord shall first cause to be filed in such action an affidavit made by it or someone acting for it setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence, and if a true copy of this Lease (and of the truth of the copy such affidavit shall be sufficient evidence) be filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of Court, custom or practice to the contrary notwithstanding.

TENANT WAIVER. TENANT SPECIFICALLY ACKNOWLEDGES THAT TENANT HAS VOLUNTARILY, KNOWINGLY, AND INTELLIGENTLY WAIVED CERTAIN DUE PROCESS RIGHTS TO A PREJUDGMENT HEARING BY AGREEING TO THE TERMS OF THE FOREGOING PARAGRAPHS REGARDING CONFESSION OF JUDGMENT. TENANT FURTHER SPECIFICALLY AGREES THAT IN THE EVENT OF DEFAULT, LANDLORD MAY PURSUE MULTIPLE REMEDIES INCLUDING OBTAINING POSSESSION PURSUANT TO A JUDGMENT BY CONFESSION. FURTHERMORE, TENANT SPECIFICALLY WAIVES ANY CLAIM AGAINST LANDLORD AND LANDLORD’S COUNSEL FOR VIOLATION OF TENANT’S CONSTITUTIONAL RIGHTS IN THE EVENT THAT JUDGMENT IS CONFESSED PURSUANT TO THIS LEASE.

TENANT: MARINUS PHARMACEUTICALS, INC.

By:	/s/ Edward Smith

Name:	Edward Smith

Title:	CFO

Date:	December 6, 2018

14.                               Representations. Each of Current Landlord, New Landlord, and Tenant represents and warrants to the other that the individual executing this Amendment on such party’s behalf is authorized to do so. Tenant hereby represents and warrants to Current Landlord and New Landlord that there are no defaults by Current Landlord or Tenant under the Current Lease, nor any event that with the giving of notice or the passage of time, or both, will constitute a default under the Current Lease.

15.                               Counterparts; Electronic Transmittal. This Amendment may be executed in any number of counterparts, each of which when taken together will be deemed to be one and the same instrument. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, the exchange of copies of this Amendment and signature pages by electronic transmission will constitute effective execution and delivery of this Amendment for all purposes, and signatures of the parties hereto transmitted and/or produced electronically will be deemed to be their original signature for all purposes.

16.                               OFAC. Each party hereto represents and warrants to the other that such party is not a party with whom the other is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC’s Specially Designated Nationals and Blocked Persons List. Each party hereto is currently in compliance with, and must at all times during the Term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto. Each party hereto must defend, indemnify, and hold harmless the other from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) incurred by the other to the extent arising from or related to any breach of the foregoing certifications. The foregoing indemnity obligations will survive the expiration or earlier termination of the Lease.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Current Landlord, New Landlord, and Tenant have duly executed this Amendment as of the date first-above written.

CURRENT LANDLORD:
RADNOR PROPERTIES-SDC, L.P.

By:	Radnor GP-SDC, L.L.C., its general partner

	By:	/s/ Jeff DeVuono

	Name:	Jeff DeVuono

	Title:	EVP

	Date:	December 7, 2018

NEW LANDLORD:
RADNOR CENTER ASSOCIATES

By:	Brandywine Radnor Center LLC, its general partner

	By:	/s/ Jeff DeVuono

	Name:	Jeff DeVuono

	Title:	EVP

	Date:	December 7, 2018

TENANT:
MARINUS PHARMACEUTICALS, INC.

By:	/s/ Edward Smith

Name:		Edward Smith

Title:	CFO

Date:	December 6, 2018

EXHIBIT A

LOCATION PLAN OF NEW PREMISES (NOT TO SCALE)

[DIAGRAM OF OFFICE SPACE]

A-1

EXHIBIT B

CONFIRMATION OF LEASE TERM

THIS CONFIRMATION OF LEASE TERM (“COLT”) is made as of                              between                                (“Landlord”) and                                                        (“Tenant”).

1.      Landlord and Tenant are parties to that certain lease dated                   (“Lease Document”), with respect to the premises described in the Lease Document, known as Suite           consisting of approximately            rentable square feet (“Premises”), located at                                                               .

2.      All capitalized terms, if not defined in this COLT, have the meaning give such terms in the Lease Document,

3.      Tenant has accepted possession of the Premises in their “AS IS” “WHERE IS” condition and all improvements required to be made by Landlord per the Lease Document have been completed.

4.      The Lease Document provides for the commencement and expiration of the Term of the lease of the Premises, which Term commences and expires as follows:

a.    Commencement of the Term of the Premises:

b.    Expiration of the Term of the Premises:

5.      The required amount of the Security Deposit and/or Letter of Credit per the Lease Document is $                    . Tenant has delivered the Security Deposit and/or Letter of Credit per the Lease Document in the amount of $                   .

6.      The Building Number is                and the Lease Number is                    . This information must accompany every payment of Rent made by Tenant to Landlord per the Lease Document.

TENANT:	LANDLORD:

By:	By:

Name:	Name:

Title:	Title:

B-1

EXHIBIT C

LEASEHOLD IMPROVEMENTS

This Exhibit C-Leasehold Improvements (“Exhibit”) is a part of the Amendment to which this Exhibit is attached. Capitalized terms not defined in this Exhibit shall have the meanings set forth for such terms in the Amendment.

1.              Process.

(a)                                 Construction Information. Within 3 business days after full execution and delivery of the Amendment and in any event prior to commencement of the Leasehold Improvements, Tenant shall furnish Landlord with the information (“Construction Information”) that is required by Landlord’s architect (“Architect”) to enable the Architect to prepare the final plans for the Leasehold Improvements, including, without limitation, Tenant’s finish selections, mechanical loads, electrical loads and locations, furniture plans, and special lighting and use requirements, if any. “Leasehold Improvements” means the improvements, alterations, and other physical additions to be made or provided to, constructed, delivered, or installed at, or otherwise acquired for, the New Premises in accordance with the CD’s (as defined in Section 1(c) below), or otherwise approved in writing by Landlord or paid for in whole or in part from the Improvement Allowance (as defined in Section 10 below), including without limitation all necessary demising walls and associated work. Any provision of this Exhibit to the contrary notwithstanding, the Leasehold Improvements shall not include any telephone, telephone switching, telephone, data, and security cabling and systems, furniture, computers, servers, Tenant’s trade fixtures and equipment, and other personal property installed (or to be installed) by or on behalf of Tenant in the New Premises or any of the associated permits for any of the foregoing (“Tenant’s Equipment”).

(b)                                 TEA for Planning Costs. “TEA” means a Tenant expenditure authorization, which may be in the form of a written document and/or an email sent via electronic transmittal to Tenant’s Representative (as defined in Section 1(h)). Based on the Construction Information, Landlord shall prepare a TEA for the Planning Costs, and deliver such TEA to Tenant for approval in accordance with Section 1(e) below. “Planning Costs” means all costs related to the design of the Leasehold Improvements including, without limitation, the professional fees of any engineers, consultants, architects, and/or space planners engaged by Landlord and other professionals preparing and/or reviewing the CD’s.

(c)                                  Approval of CD’s. After Tenant’s approval (or deemed approval) of the TEA for Planning Costs, Landlord shall cause the Architect to prepare proposed construction drawings and specifications for the Leasehold Improvements (“Proposed CD’s”), and deliver the Proposed CD’s to Tenant for approval in accordance with Section 1(e) below (once approved, the “CD’s”). The CD’s may include construction working drawings, mechanical, electrical, plumbing, and other technical specifications, and the finishing details, including wall finishes and colors, and technical and mechanical equipment installation, if any, detailing installation of the Leasehold Improvements, and shall be based on the space plan attached hereto as Exhibit C-1 and the Construction Information. Landlord’s approval of the CD’s and any changes thereto shall impose no responsibility or liability on Landlord for their completeness, design sufficiency, or compliance with Laws.

(d)                                 TEA for Construction Costs. After Tenant’s approval (or deemed approval) of the CD’s, Landlord shall submit the CD’s to Landlord’s selected general contractors for bidding. Landlord shall then prepare a TEA for the Construction Costs, and deliver such TEA to Tenant for approval in accordance with Section 1(e) below. “Construction Costs” means all costs in the permitting, demolition, construction, acquisition, and installation of the Leasehold Improvements, including, without limitation, contractor fees, overhead, and profit, and the cost of all labor and materials supplied by the general contractor engaged by Landlord (“Contractor”), suppliers, independent contractors, and subcontractors arising in connection with the Leasehold Improvements.

(e)                                  Tenant’s Approval Process. Within 5 business days after Tenant’s receipt of a TEA or the Proposed CD’s from Landlord, Tenant shall notify Landlord in writing as to whether Tenant approves or disapproves of such TEA or Proposed CD’s (as applicable), which approval shall not be unreasonably withheld, conditioned, or delayed. If Tenant disapproves of a TEA or Proposed CD’s or any aspect thereof: (i) Tenant shall provide Landlord with a reasonably detailed written statement setting forth the reason(s) for such disapproval; (ii) Landlord and Tenant shall work together in good faith to promptly resolve any open issues; (iii) Landlord shall promptly have the TEA or

LL work letter/allowance

Proposed CD’s (as applicable) revised and resubmitted to Tenant for Tenant’s approval; and (iv) this process shall continue until Tenant approval is given, except that Tenant shall approve or disapprove any revisions within 2 business days after Tenant’s receipt thereof. Tenant’s disapproval of a TEA or Proposed CD’s shall be deemed unreasonable if the TEA or Proposed CD’s are substantially based on the Construction Information. If Tenant fails to timely deliver to Landlord Tenant’s written, reasonable disapproval, Tenant shall be deemed to have given its approval, and Landlord shall be authorized (but not required) to proceed thereon.

(f)                                   Change Orders. Tenant shall have the right to make changes to the CD’s provided: (i) such changes are approved in writing by Landlord (“Approved Changes”); and (ii) Tenant reimburses Landlord for the net costs to Landlord (including any delays) arising therefrom (the “Additional Costs”). It shall be deemed reasonable for Landlord to deny consent to a requested change to the CD’s if Landlord determines that Substantial Completion will be delayed. Landlord shall have the right to issue a TEA for Additional Costs, which shall be included in the total Construction Costs.

(g)                                  Outside Date. If: (i) Tenant has not approved a TEA for both Planning Costs and Construction Costs and the CD’s within 90 days after the date on which the Amendment is fully executed and delivered; or (ii) as a result of Tenant Delay (as defined in Section 8), Substantial Completion is delayed in the aggregate for more than 30 days, Landlord may (but shall not be required to), in addition to all of its rights and remedies under the Lease, at any time thereafter terminate the Amendment by giving written notice of such termination to Tenant and thereupon the Amendment shall terminate without further liability or obligation on the part of either party, except that Tenant shall reimburse Landlord for its total cost incurred in connection with the Leasehold Improvements and the Amendment to the date of termination.

(h)                                 Tenant’s and Landlord’s Representative. “Tenant’s Representative” means Edward Smith, whose email address is esmith@marinuspharma.com. “Landlord’s Representative” means Brenna Carter, whose email address is Brenna.Carter@bdnreit.com. Each party shall have the right to designate a substitute individual as Tenant’s Representative or Landlord’s Representative, as applicable, from time to time by written notice to the other. All correspondence and information to be delivered to Tenant with respect to this Exhibit shall be delivered to Tenant’s Representative, and all correspondence and information to be delivered to Landlord with respect to this Exhibit shall be delivered to Landlord’s Representative. Notwithstanding anything to the contrary in the Lease, communications between Landlord’s Representative and Tenant’s Representative in connection with this Exhibit may be given via electronic means such as email without copies. Tenant’s Representative shall have authority to grant any consents or approvals by Tenant under this Exhibit, and for authorizing and executing any and all change orders or other documents in connection with this Exhibit, and Landlord shall have the right to rely thereon. Tenant hereby ratifies all actions and decisions with regard to the Leasehold Improvements that Tenant’s Representative may have taken or made prior to the execution of the Amendment. Landlord shall not be obligated to respond to or act upon any plan, drawing, change order, approval, or other matter relating to the Leasehold Improvements until it has been executed by Tenant’s Representative or a senior officer of Tenant.

2.              Completion of Leasehold Improvements.

(a)                                 Allocation. Except to the extent that the CD’s, the Approved Changes, and/or this Exhibit provide that Tenant shall complete a portion of the Leasehold Improvements, Landlord shall cause the Leasehold Improvements to be made, constructed, or installed in a good and workmanlike manner substantially in accordance with the CD’s and Approved Changes.

(b)                                 Building Standards. Except as expressly set forth otherwise in the CD’s and/or the Approved Changes, Landlord shall cause the Leasehold Improvements to be constructed or installed to Building Standards; provided, however, Landlord shall have the right to substitute comparable non-Building Standard materials, fixtures, finishes, and items to the extent Building Standard items are not readily available. “Building Standard” means the quality and quantity of materials, finishes, ways and means, and workmanship specified from time to time by Landlord as being standard for leasehold improvements at the Building or for other areas at the Building, as applicable.

3.              Central Systems. Neither Tenant nor any of its agents or contractors shall alter, modify, or in any manner disturb any of the Building systems or components within the Building core servicing the tenants of the Building or Building operations generally (such as base building plumbing, electrical, heating, ventilation and air conditioning, fire protection and fire alert systems, elevators, structural systems, building maintenance systems, or anything located within the core of the Building or central to the operation of the Building).

4.              Tenant’s Equipment. Tenant shall be solely responsible for the procuring, ordering, delivery, and installation of Tenant’s Equipment in compliance with all Laws. Tenant shall coordinate the installation of Tenant’s Equipment (including cabling) at the New Premises with Contractor’s completion of the Leasehold Improvements.

5.              Cooperation. Tenant and Tenant’s Representative shall cooperate with Landlord, Architect, and the Contractor to promote the efficient and expeditious completion of the Leasehold Improvements.

6.              Substantial Completion. “Substantial Completion” means the later of the date on which: (i) the Leasehold Improvements have been completed except for Punch List work; and (ii) Landlord has obtained an inspection report or temporary or permanent certificate of occupancy from the applicable local governing authority. If issuance of such approval or certificate is conditioned upon Tenant’s installation of its equipment, racking, cabling, or furniture, or completion of any other work or activity in the New Premises for which Tenant is responsible, and the governmental authority will not issue the approval or certificate, or schedule an inspection of the Leasehold Improvements due to Tenant’s failure to complete any work, installation, or activity (including the installation of the Tenant’s Equipment), then Substantial Completion shall be deemed to have occurred without Landlord having obtained the approval or temporary or permanent certificate of occupancy and correspondingly, the New Premises Commencement Date shall be established. “Punch List” means the list of items of Leasehold Improvements, if any, that require correction, repair, or replacement, do not materially affect Tenant’s ability to use the New Premises for the Permitted Use, and are listed in a writing prepared in accordance with Section 7 below.

7.              Punch List. Prior to Substantial Completion, Landlord or the Architect shall prepare a preliminary Punch List in writing for Landlord’s and Tenant’s review. Landlord shall schedule a walkthrough of the New Premises with Tenant’s Representative to occur on Substantial Completion, from which Landlord shall generate a final Punch List. Landlord shall diligently pursue completion of any Punch List work, and make commercially reasonable efforts to complete all Punch List work within 30 days after Substantial Completion. Landlord shall obtain from Contractor a commercially customary one-year warranty for the Leasehold Improvements, and Landlord shall use commercially reasonable efforts to make a claim under such warranties on behalf of Tenant to the extent necessary. The taking of possession of the New Premises by Tenant shall constitute an acknowledgment by Tenant that the New Premises are in good condition and that all work and materials provided by Landlord are satisfactory except as to any latent defects discovered within the first 12 months of the Term and items contained in the Punch List.

8.              Tenant Delay. In the event of Tenant Delay, Substantial Completion shall be deemed to be the date Substantial Completion would have occurred but for Tenant Delays. Landlord shall have no obligation to expend any funds, employ any additional labor, contract for overtime work, or otherwise take any action to compensate for any Tenant Delay. Tenant shall reimburse Landlord for any incremental costs in labor, materials, and supplies incurred due to Tenant Delay. “Tenant Delay” means that, in whole or in part, Substantial Completion is delayed, or Landlord is delayed in obtaining any permit(s) or certificate(s) that Landlord is required to obtain under the Lease or this Exhibit, as a result of any of the following: (i) Tenant fails to fully and timely comply with the terms of this Exhibit, including without limitation Tenant’s failure to comply with any of the deadlines specified in this Exhibit; (ii) Tenant changes the CD’s, including any Approved Changes, notwithstanding Landlord’s approval of such changes; (iii) Tenant changes the Construction Information; (iv) Tenant requests non-Building Standard improvements, materials, finishes, or installations; (v) delays caused by any governmental or quasi-governmental authorities arising from the Leasehold Improvements being designed to include items or improvements not typically found in office space of other comparable buildings in the market in which the Building is located; (vi) Tenant or any person or entity employed or engaged by or on behalf of Tenant interferes with the work of Landlord or Contractor including, without limitation, during any pre-commencement entry period or in connection with Tenant’s installation of Tenant’s Equipment; or (vi) any other delay caused by Tenant or any person or entity employed or engaged by or on behalf of Tenant.

9.              Early Access. Subject to the terms herein and Tenant’s compliance with all applicable Laws, Tenant shall have reasonable access to the New Premises (“Early Access”) during completion of the Leasehold Improvements to coordinate installation of Tenant’s cabling and wiring; provided in any such case Tenant’s Early Access does not interfere with, or delay completion of the Leasehold Improvements, and Tenant first provides Landlord with a certificate of insurance as required under the Lease. Tenant shall be fully responsible for all costs related to Early

Access. All insurance, waiver, indemnity, and alteration provisions of the Lease shall be in full force and effect during Early Access. Tenant shall ensure that its phone/data, security, and other vendors comply with all applicable Laws and pull their permits and perform their work in conjunction with the Leasehold Improvements so as not to delay completion of the Leasehold Improvements and any and all inspections therefor. Tenant and its contractors shall coordinate all activities with Landlord in advance and in writing, and shall comply with Landlord’s instructions and directions so that Tenant’s early entry does not interfere with or delay any work to be performed by Landlord. Any delay resulting from Early Access, including without limitation due to a Tenant vendor’s work delaying Landlord’s ability to obtain its permits, shall be deemed a Tenant Delay.

10.       Costs.

(a)                                 Improvement Allowance. Landlord shall provide the Improvement Allowance to Tenant in accordance with this Exhibit. “Improvement Allowance” means an amount equal to the product of $40.00 multiplied by the total rentable square footage of the New Premises, which product equals $899,480.00. The Improvement Allowance shall be applied solely towards payment of the Improvement Costs, but specifically excluding costs for Tenant’s Equipment, cabling, moving, utilities, and movable furniture, fixtures, or equipment that has no permanent connection to the structure of the Building. “Improvement Costs” means the sum of: (i) the Planning Costs; and (ii) the Construction Costs. If, as of the 3-month anniversary of the New Premises Commencement Date, any portion of the Improvement Allowance remains unused, the Improvement Allowance shall be deemed reduced by such unused amount, and Landlord shall retain such undisbursed portion of the Improvement Allowance which shall be deemed waived by Tenant and shall not be paid to Tenant, credited against Rent, or applied to Tenant’s moving costs or prior lease obligations.

(b)                                 Excess Costs. Tenant shall be solely responsible for all Improvement Costs in excess of the Improvement Allowance (“Excess Costs”). Landlord may issue a TEA for Excess Costs. Tenant shall pay Excess Costs to Landlord within 15 days after receipt of an invoice therefor from time to time, provided Landlord shall have the right to invoice Tenant with respect to particular components of the Leasehold Improvements and the applicable amount of Excess Costs (as reasonably determined by Landlord) upon substantial completion of such component. Notwithstanding anything to the contrary herein, if the requirement of any public authority obligates either Landlord or Tenant to expend money in order to bring the Premises and/or any area of the Project into compliance with Laws as a result of the Leasehold Improvements, then Tenant shall bear all costs of bringing the Premises and/or Project into compliance with Laws, whether such costs are related to structural or nonstructural elements of the Premises or Project.

(c)                                  Rent. If Tenant fails to make any payment when due under this Exhibit, such failure shall be deemed a failure to make a Rent payment under the Lease. Landlord shall have no obligation to make a disbursement from the Improvement Allowance if, at the time such disbursement is to be made, there exists an Event of Default or a condition which with notice and/or the passage of time would constitute an Event of Default.

EXHIBIT C-1

SPACE PLAN (NOT TO SCALE)

[DIAGRAM OF OFFICE SPACE]

C-1-1